Ex (a)(9)

                               H2O ACQUISITION CO.


TO:      PARTICIPANTS OF THE NALCO CHEMICAL COMPANY DIVIDEND REINVESTMENT PLAN

First  Chicago  Trust   Company  of  New  York  ("First   Chicago")   serves  as
Administrator of the Nalco Chemical Company Dividend Reinvestment Plan (the "Plan").

As a holder of shares of Nalco Chemical Company (the "Company") common stock, par value $0.1875 per share, including the associated preferred stock purchase rights (the "Common Stock"), you have previously received an Offer to Purchase, dated July 1, 1999 (the "Offer to Purchase"), the related Letter of Transmittal and associated tender offer materials in connection with the offer (the "Offer") by H2O Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Suez Lyonnaise des Eaux, a societe anonyme organized and existing under the laws of the Republic of France, to purchase all of the issued and outstanding (i) shares of Common Stock, at a price of $53.00 per share of Common Stock, and (ii) shares of Series B ESOP Convertible Preferred Stock of the Company, par value $1.00 per share (the "ESOP Preferred Stock"), at a price of $1,060.00 per share of ESOP Preferred Stock, in each case, net to the seller in cash, without interest thereon. The term "Shares" shall include both shares of Common Stock and shares of ESOP Preferred Stock. Any shares of Common Stock held by First Chicago on your behalf in book entry form at First Chicago (in the Plan or otherwise) may be tendered by First Chicago pursuant to your instruction. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on July 30, 1999 (the "Expiration Date"), unless the Offer is extended in which event the term "Expiration Date" shall mean the latest time and date at which the Offer shall expire.

To instruct First Chicago to tender shares of Common Stock held by First Chicago in your Plan or book entry account at the time of the Expiration Date and to deliver such Common Stock to the Depositary for the Offer (First Chicago Trust Company of New York), please complete this form and return it to First Chicago in the envelope provided prior to 5:00 p.m., New York City time, July 28, 1999 so that First Chicago can properly tender such Common Stock prior to the Expiration Date.

Any stock certificates you hold and wish to be tendered should be sent directly to the aforementioned Depositary with the Letter of Transmittal previously sent to you. Even if you previously signed and returned the Letter of Transmittal, you must complete this form and return it to First Chicago as this form will serve as confirmation of your tender of the Common Stock held by First Chicago in your Plan or book entry account and as authorization for First Chicago to deliver such Common Stock to the Depositary, unless you have already instructed First Chicago on your Letter of Transmittal with regard to your Plan Shares or any other Shares held in book entry at First Chicago.

If you have any questions with regard to the Offer to Purchase, the related Letter of Transmittal and associated tender offer materials in connection with the Offer or if you have not received any of the offer materials, please call Morrow & Co., Inc. at 1-800-566-9061.

If you have any questions with regard to your Dividend Reinvestment Plan account or your other book entry shares held by First Chicago, please call First Chicago's Shareholder Services staff at 1-800-446-2617.

SHAREHOLDER NAME AND  ADDRESS      [ ]  Please tender all shares of Common Stock
                                        held in my Plan account at the time of the Expiration Date.

                                   [ ] Please tender only ________ shares of Common Stock held in my Plan account.


                                        ____________________________
                                                   Date

                                        ____________________________
                                                Signature(s)

                                        ____________________________
                                          (Joint Owner Signature)

(If you are signing in a representative capacity, please state that capacity and provide supporting documentation.)